Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion by reference in this Registration Statement of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) on Post-Effective Amendment No. 1 to Form S-1 (333-215856) of our report dated March 15, 2017, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) as of December 31, 2016 and 2015 and for the years then ended, which is referenced in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 28, 2017